Exhibit 3.1

KB GLOBAL HOLDINGS LIMITED

(the Company)

CERTIFICATE OF INCUMBENCY

We, Harneys Fiduciary (Cayman) Limited of 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, being the duly appointed registered office provider (the Registered Office) to KB Global Holdings Limited (the Company), an Exempted Company incorporated in the Cayman Islands on 17 November 2017, with company registration number 329437 solely relying on our review of the referenced corporate records of the Company retained at our offices and without further enquiry hereby confirm the following:

1.	based solely on our review of the Registrar of Companies online system CORIS on 4 November 2021, the Company is in good standing;

2.	based solely on our review of the Register of Members maintained at the Registered Office, the shareholders of the Company are as follows:-

Name	Number and Class of Shares
Fine Orchid Limited	49,900,000 Ordinary Shares
Kehui International Holdings Limited	1,100,000 Ordinary Shares
Oriental Keyang Limited	59,000,000 Ordinary Shares

3.	based solely on our review of the Register of Directors and Officers of the Company maintained at the Registered Office, the current director of the Company is as follows:-

Name	Office Held	Date of Appointment
GUO Li	Director	17 November 2017

4.	according to the latest Memorandum and Articles of Association of the Company on file at the Registered Office, the authorised share capital of the company is USD 50,000.00 divided into 5,000,000,000 Ordinary shares of USD 0.00001 each; and

5.	based solely on our review of the Register of Mortgages and Charges of the Company maintained at the Registered Office, no entries have been made on the Register of Mortgages and Charges.

Dated: 11 November 2021

/s/ Mansy MAN
Name: Mansy MAN
Authorised signatory
acting for and on behalf of
HARNEYS FIDUCIARY (CAYMAN) LIMITED